Exhibit 10.1

Newell Brands Inc.

2019 Long-Term Incentive Plan

Terms and Conditions

1.    Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, or any successor plan (the “Stock Plan”), the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units, to eligible employees in such amounts as the Committee shall determine. This document, referred to herein as the “LTIP”, establishes a methodology for determining awards of Restricted Stock Units under the Stock Plan in 2019 to eligible Newell legacy employees with positions in Salary Bands 6-14 and certain eligible Jarden legacy employees as described below (collectively the “Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), intends to grant Restricted Stock Units to Key Employees pursuant to the guidelines set forth below. The Committee has delegated to certain officers of the Company (the “Authorized Officers”) its authority to determine awards of Restricted Stock Units to Key Employees in accordance with this LTIP other than (i) officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, (ii) any employee for whom the Committee specifically approved a 2018 LTIP award, or (iii) as may be prohibited by applicable law, regulation or rule of a stock exchange on which the Company’s stock is listed. As used herein, the term “Committee” shall include the Committee, the Independent Directors or the Authorized Officers, as the context requires.

2.    Guidelines. The number of shares subject to Restricted Stock Units granted to a Key Employee in 2019 as an LTIP award will be determined as follows:

(a)	For 2019 LTIP awards the Committee will determine:

(i)

For each Key Employee identified by the Committee to receive an award, an award value, which may be expressed as a dollar value or as percentage of the Key Employee’s base salary rate as in effect on January 31, 2019, which value will be based on the Key Employee’s Salary Band for legacy Newell employees and consistent with prior awards with respect to legacy Jarden employees (the “Base Value”). The Committee may adjust the Base Value for any Key Employee based on individual performance or other factors deemed relevant by the Committee.

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the performance period (the “TSR Comparator Group”)

(iii)

Performance Goals for purposes of determining the Company’s performance with respect to the cumulative “Free Cash Flow” of the Company for the three-year performance period beginning as of January 1, 2019.

(b)	Of the Base Value determined for each such Key Employee for the year:

(i)

Time-Based Restricted Stock Units. The Committee intends to authorize a Time-Based Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant of the award:

Salary Bands 11 through 15	0-30%
Salary Bands 9 and 10 (and legacy Jarden Division CEOs)	40%
Salary Bands 7 and 8 (and legacy Jarden VPs and SVPs identified by the Committee)	50%
Salary Band 6 (and legacy Jarden directors identified by the Committee)	100%

(ii)

Performance-Based Restricted Stock Units. The Committee intends to authorize a Performance-Based Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 11 through 15	70-100%
Salary Bands 9 and 10 (and legacy Jarden Division CEOs)	60%
Salary Bands 7 and 8 (and legacy Jarden VPs and SVPs identified by the Committee)	50%
Salary Band 6 (and legacy Jarden directors identified by the Committee)	0%

The Committee may adjust the relative percentages of Time-Based and Performance-Based Restricted Stock Units in individual cases based on such factors as it deems appropriate. Each Performance-Based Restricted Stock Unit grant will be subject to the performance analysis described in Exhibit A attached hereto).

3.    Vesting. Each Performance-Based Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment. Each Time-Based Restricted Stock Unit grant will vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant subject to continued employment.

4.    Restricted Stock Unit Agreements. Each Restricted Stock Unit grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of specific performance goals, and/or restrictions under applicable federal or state securities laws.

5.    Amendment or Termination of LTIP. The Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. No such amendment or termination will affect any outstanding Restricted Unit Award, which will be governed by the terms of the applicable Restricted Stock Unit Agreement.

6.    Non-US Employees. Key Employees who reside outside the United States (other than such employees residing in Argentina and Venezuela and, if applicable, members of the Newell Brands Management Committee) will receive cash–based Time-Based Restricted Stock Units and Performance-Based Stock Units under the 2015 Newell Rubbermaid Inc. International Incentive Plan.

7.    Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.

EXHIBIT A

Performance Criteria Applicable to

Performance-Based RSUs

1.

Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the Performance Goals described below have been achieved. Each payout percentage calculated in accordance with Section 2 and Section 3 of this Exhibit A shall be multiplied by one-half, and the resulting sum of the two payout percentages (to two decimal places) shall determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant.

2.	Relative Total Shareholder Return

a.	The Performance-Based RSUs covered by the Award will be subject to analysis with respect to the following Total Shareholder Return (“TSR”) Comparator Group members:[1]

Avery Dennison Corporation

Brother Industries

The Clorox Company

Church & Dwight Co., Inc.

Colgate-Palmolive Company

Coty Inc.

Domtar Corporation

Dorel Industries Inc.

AB Electrolux

Fortune Brands Home & Security Inc.

General Mills

Hasbro, Inc.

Henkel AG & Co. KGaA

Kimberly-Clark Corporation

Koninklijke Philips N.V.

Mattel, Inc.

Reckitt Benckiser Group plc

SEB SA

Societe BIC SA

Spectrum Brands Holdings, Inc.

Tupperware Brands

VF Corporation

Whirlpool Corporation

b.

The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the performance period beginning January 1, 2019, and ending December 31, 2021, will be determined by the Committee based on the TSR for the Performance Period for the Company and each of the members in

[1]

Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period, (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.

the TSR Comparator Group as calculated below (with the highest number ranked first and the lowest number ranked last):

c.	TSR is calculated as follows and then expressed as a percentage:

(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends

Beginning Average Market Value

“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable period beginning or ending on the specified date for which such closing price is reported by the Nasdaq Stock Exchange or other authoritative source the Committee may determine.

“Beginning Average Market Value” means the Average Market Value for the ninety (90) days ending December 31, 2018.

“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock the record date for which occurs within the Performance Period.

“Ending Average Market Value” means the Average Market Value for the last ninety (90) days of the Performance Period.

“Performance Period” means the period beginning January 1, 2019 and ending December 31, 2021.

d.

The payout percentage applicable to the TSR analysis under the Award will be multiplied by an interpolated percentage (using straight-line interpolation) attributable to the Company’s ranking in the TSR Comparator Group as set forth below.

e.

The TSR Comparator Group member with the highest ranking will have a percentage of 200%, and the member with the lowest ranking in the TSR Comparator Group will have a percentage of 0%. However, in the event the Company’s ranking in the TSR Comparator Group is in the bottom quartile of the TSR Comparator Group at the end of the three-year performance period (i.e., December 31, 2020), the payout percentage will be zero regardless of the interpolated percentage. TSR Comparator Group members between the highest ranking and lowest ranking will have interpolated percentages.

For example, if the initial TSR Comparator Group has 24 companies (including the Company) at the beginning of the performance period and 5 of the companies have been merged out of existence or are no longer comparable by the end of the performance period, the interpolated percentages will be based on where the Company ranks among the remaining 19 companies as follows:

Rank (Highest to Lowest)	Percentage	Percentage
1st	200%	200%
2nd	188.9%	188.9%
3rd	177.8%	177.8%
4th	166.7%	166.7%
5th	155.6%	155.6%
6th	144.4%	144.4%
7th	133.3%	133.3%
8th	122.2%	122.2%
9th	111.1%	111.1%
10th	100.0%	100.0%
11th	88.9%	88.9%
12th	77.8%	77.8%
13th	66.7%	66.7%
14th	55.6%	55.6%
15th	44.5%	22.25[2]
16th	33.4%	0%
17th	22.3%	0%
18th	11.2%	0%
19th	0%	0%

3.	Free Cash Flow

a.	Free Cash Flow shall be measured on a cumulative basis over the entire three-year performance period. The payout percentage for the Free Cash Flow targets shall be as follows:

Payout Level	Cumulative Free Cash Flow over Performance Period	Payout Percentage
Threshold	$450 million	0%
	$625 million	50%
Target	$800 million	100%
	$1.1 billion	150%
Maximum	$1.5 billion	200%

[2]

In the event that the cutoff for the bottom quartile occurs between ranks (e.g., between 15th and 16th in the example above) the zero payout percentage will not apply to the higher rank with the percentage determined by interpolation between 0% and 44.5% (22.25% in the example above).

b.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

c.

“Free Cash Flow” means operating cash flow for the total Company (including discontinued operations), as reported by the Company, less capital expenditures, subject only to the adjustments described below. Free Cash Flow shall exclude the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition, or divestiture of business units or lines of business, including retention related deal payments and all cash costs associated with appraisal rights proceedings; and other significant cash costs that have had or are likely to have a significant impact on Free Cash Flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free Cash Flow shall include disposal proceeds for ordinary course and restructuring related asset sales. Free Cash Flow shall include operating cash flow and capital expenditures attributable to Rexair, U.S. Playing Cards, Process Solutions, Mapa/Spontex and Commercial & Consumer Solutions (each, a “Held-For-Sale Business”).

d.

Upon the divestiture of a business unit or line of business, other than a Held-For-Sale Business, Free Cash Flow targets shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture, and to reflect the impact of any use of net proceeds from the divestiture for debt repayment. Upon the acquisition of a business unit or line of business, Free Cash Flow targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.

e.

The Free Cash Flow targets described above are based on the assumption that each of the Held-for-Sale Businesses is divested in accordance with the schedule reflected in the Company’s annual budget for 2019. In the event that any Held-For-Sale Business is not divested during the three-year performance period, or is divested on a date later than the date assumed in such 2019 budget, the Free Cash Flow targets will be adjusted to include the budgeted and/or estimated results for such Held-for-Sale Business for the period of time between the actual and planned divestiture dates (or period-end, as applicable), and to reflect the impact of any related delay in the planned use of net proceeds from the divestiture for debt repayment. In the event that any Held-For-Sale Business is divested on a date earlier than the date assumed in such 2019 budget, the Free

Cash Flow targets will be adjusted to exclude the budgeted results for such Held-for-Sale Business for the period of time between the actual and planned divestiture dates, and to reflect the impact of any related acceleration in the planned use of net proceeds for debt repayment.